Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Medley LLC filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated June 10, 2016, relating to the consolidated financial statements of Medley LLC (prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC) and subsidiaries, appearing in the Prospectus which is a part of the Registration Statement (No. 333-213984) on Form S-1 declared effective on October 13, 2016.

We also consent to the reference of our firm under the caption “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ RSM US LLP

New York, New York

October 13, 2016